Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of May 4, 2005 (this “Amendment”), between Bone Care International Inc., a Wisconsin corporation (the “Company”), and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A. (the “Rights Agent”), to the Rights Agreement, dated as of April 15, 1996, as amended by the First Amendment to Rights Agreement, dated as of September 21, 1999, between the Company and the Rights Agent (collectively, the “Rights Agreement”).

W I T N E S S E T H :

     WHEREAS, the Company, Genzyme Corporation, a Massachusetts corporation (“Parent”) and Macbeth Corporation, a Wisconsin corporation and a wholly-owned subsidiary of Parent (“Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplates, among other things, that Sub be merged (the “Merger”) with and into the Sub and each common share of the Company (other than shares held directly or indirectly by Parent or the Company) shall be converted into the right to receive $33.00;

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, pursuant to and in compliance with Section 27 thereof, to provide that none of Parent, Sub or any of their respective Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) shall become an Acquiring Person and no Distribution Date (as such terms are defined in the Rights Agreement) shall occur as a result of as a result of the execution and delivery of the Merger Agreement, the public announcement thereof or the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms and to provide that the Rights will terminate immediately prior to the Effective Time (as defined in the Merger Agreement); and

     WHEREAS, the Company and the Rights Agent have each executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.

     NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

     1. There is hereby added to the Rights Agreement new Sections 1(mm) through 1(oo) as follows:

     (mm) “Genzyme” shall mean Genzyme Corporation, a Massachusetts corporation.

     (nn) “Acquisition Subsidiary” shall mean Macbeth Corporation, a Wisconsin corporation and a wholly-owned subsidiary of Genzyme.

     (oo) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of May 4, 2005, as the same may be amended from time to time, among Genzyme, Acquisition Subsidiary and the Company.

     2. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the first sentence of this Section 1(a), none of Genzyme, Acquisition Subsidiary or any of their respective Affiliates or Associates shall become an “Acquiring Person” as a result of the execution and delivery of the Merger Agreement, the public announcement thereof or the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms.”

     3. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence immediately following the first sentence thereof:

“Notwithstanding clause (ii) of the preceding sentence, a Distribution Date shall not occur as a result of the execution and delivery of the Merger Agreement, the public announcement thereof or the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms.”

     4. Section 7(a) of the Rights Agreement is hereby restated to read as follows:

“Subject to Section 7(d), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date and prior to the earliest of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of clauses (i), (ii), (iii) and (iv) being referred to herein as the “Final Expiration Date”), upon surrender of such Rights Certificate, with the Form of Election to Purchase and Certification of Status on the reverse side thereof duly executed, together with such signature guarantees and other documentation as the Rights Agent may reasonably request, to the Rights Agent at its principal office, accompanied by payment (as provided in subsection (c) of this Section 7) of the Exercise Price for each one one-hundredth of a Preferred Share (or after a Triggering Event, the securities, cash and other property purchasable in lieu thereof) as to which the surrendered Rights are then being exercised.”

     5. A new Section 35 with the heading “TERMINATION AT THE EFFECTIVE TIME” is hereby added to the Rights Agreement, reading in its entirety as follows:

“This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date on upon which this Agreement and the Rights established here were terminated.”

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed with in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     7. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     8. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

     9. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		BONE CARE INTERNATIONAL, INC.

By:	/s/ Brian Hayden	By:	/s/ Paul Berns

	Brian Hayden		Paul Berns
	Vice President, Chief Financial Officer		President and Chief Executive Officer

Attest:		WELLS FARGO BANK, N.A.
AS RIGHTS AGENT

By:	/s/ Beverly A. Robinson	By:	/s/ Peggy Sime

Name:	Beverly A. Robinson		Peggy Sime
Title:	Vice President		Officer

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